SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
May 6, 2009
Date of Report (Date of earliest event reported)
FLOW INTERNATIONAL CORPORATION
(Exact name of Registrant as specified in its charter)

Washington	0-12448	91-1104842
(State or other	(Commission	(I.R.S. Employer
jurisdiction of	File	Identification
incorporation)	Number)	Number)
23500 — 64th Avenue South, Kent, Washington 98032
(Address of principal executive offices) (Zip Code)
(253) 850-3500
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02. Termination of a Material Definitive Agreement.
Termination of Second Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”)
On May 8, 2009, Charles M. Brown, the President and Chief Executive Officer of Flow International Corporation (“Flow” or the “Company”), sent a letter to the President of OMAX Corporation (“OMAX”), announcing the Company’s decision to terminate the Merger Agreement among the Company, Orange Acquisition Corporation, OMAX and the other parties referenced in the Merger Agreement. The Merger Agreement set forth the terms and conditions of a proposed merger between the Company and OMAX and has been described in Form 8-Ks filed by the Company on September 11, 2008 and March 12, 2009.
After a thorough review of the Company’s financing alternatives, and discussions with OMAX about modifying the terms of the transaction, the Company decided to terminate the merger with OMAX because, among other things, an acquisition of OMAX would be excessively dilutive to the Company’s shareholders. The Company also issued a press release regarding the termination of the Merger Agreement, a copy of which is attached to this report as Exhibit 99.3.
As a consequence of terminating the Merger Agreement and as described in Section 9.3 of the Merger Agreement, the Company will deliver to OMAX, on August 16, 2009, a promissory note in the principal amount of $4 million. In addition, because of the termination of the Merger Agreement and pursuant to the terms of a Settlement Agreement Including Cross-Licensing Agreement between the Company and OMAX, the terms of which were described in a Form 8-K filed by the Company on March 12, 2009, the Company will pay OMAX, on August 16, 2009, an additional $21 million, to be paid by the release of $15 million from escrow (as set forth in the Merger Agreement), and a promissory note in the principal amount of $6 million. Each of the two promissory notes will bear interest at 2% annually payable at maturity, with accumulated interest and principal payable in August 2013.

ITEM 2.02.	Results of Operations and Financial Condition.
As referenced below, on May 6, 2009, Flow issued a press release reporting the expected range of consolidated revenues for its fourth quarter ended April 30, 2009. A copy of the release is attached as Exhibit 99.1.

ITEM 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
On May 11, 2009 the Board of Directors of Flow appointed interim Chief Financial Officer Allen M. Hsieh as Vice President and Chief Financial Officer. Mr. Hsieh was appointed interim Chief Financial Officer on December 4, 2008. The Company also issued a press release regarding the appointment of Mr. Hsieh, a copy of which is attached to this report as Exhibit 99.2.
Mr. Hsieh, age 49, served from 2003 to 2007 at Infospace, Inc., a publicly traded provider of online and mobile media products and services, first as Chief Accounting Officer and VP Financial Operations, then as Chief Financial Officer. Prior to working at Infospace, Inc., he served from 2000 to 2003 as Vice President, Finance at Terabeam Corporation, a provider of broadband wireless technology equipment and services. He was at PricewaterhouseCoopers LLP from 1985 to 2000, where he was a partner beginning in 1998. Mr. Hsieh has a B.A. in Business Administration.
Mr. Hsieh’s offer letter provides that he will receive, among other things:
•	An annual base salary of $245,000;

•	An annual performance-based bonus set at a target of 45% of base salary (but not more than 90% of base salary); and

•	The ability to participate in the Company’s annual equity-based incentive plan for senior executives and acquire an annual grant of stock options and shares of restricted stock having an aggregate target value equal to $100,000.
The offer letter also provides for other benefits, such as a monthly financial planning allowance, vacation accrual, and eligibility to participate in life insurance, health insurance, and similar benefit plans of the Company.
ITEM 7.01. Regulation FD Disclosure.
On May 6, 2009, Flow issued a press release announcing:
•	A commitment from its lenders to provide a new $40 million, two-year revolving senior secured credit facility; and

•	A preliminary financial update for its fiscal 2009 fourth quarter ended April 30, 2009.
On May 12, 2009, Flow issued two press releases. The first announced the appointment of Allen M. Hsieh as Flow’s Chief Financial Officer. The second announced the following:
•	Termination of the Second Amended and Restated Agreement and Plan of Merger with OMAX Corporation; and

•	The establishment of a significant network of new distributors.
Flow plans to hold a conference call to discuss these announcements on Tuesday, May 12 at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time). The conference call may be heard by dialing 1-877-941-7133 or 1-480-629-9818. A 48-hour replay will be available following the call by dialing 1-800-406-7325 or 1-303-590-3030; the replay passcode is 4072981. A live audio

Webcast of the conference call may be found in the investor section at www.flowcorp.com. A Webcast replay of the call will also be available for two weeks.
ITEM 9.01. Exhibits.
(d) Exhibits

Item No.	Description
99.1	Press Release of Flow dated May 6, 2009

99.2	Press Release of Flow dated May 12, 2009

99.3	Press Release of Flow dated May 12, 2009

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLOW INTERNATIONAL CORPORATION

Date: May 12, 2009	By:	/s/ John S. Leness John S. Leness
General Counsel and Corporate Secretary